EXHIBIT 10.1
Transition agreement
This Transition Agreement (the “Agreement”) is made and entered into by and between State Street Bank and Trust Company (together with its parent, State Street Corporation, and its and their direct and indirect subsidiaries, “State Street”) and Michael W. Bell (the “Executive”) on April 5, 2016.
1.Transition Period.
(a)State Street and the Executive have agreed that the Executive will step down from his position as Chief Financial Officer at some time after the date hereof. In order to facilitate an orderly and smooth transition of State Street’s finance function, the Executive has agreed that he will continue to serve as Chief Financial Officer for a period of time but, without mutual agreement between the Executive and State Street, in no event past March 31, 2017.
(b)The period from the date hereof through the date the Executive’s employment terminates shall be the “Transition Period.” During the Transition Period, the Executive shall, subject to Paragraph (e) below, continue to be an employee of State Street, shall continue to comply with all of its policies and procedures, and shall continue to perform the duties and responsibilities of Chief Financial Officer; provided, that, following the appointment of a successor Chief Financial Officer, the Executive shall no longer perform the duties and the responsibilities of Chief Financial Officer but shall perform such other duties in aid of the transition of the finance function as may reasonably be requested by the Chief Executive Officer of State Street.
(c)During the Transition Period, State Street shall continue to provide to the Executive the base salary and benefits in effect immediately prior to the Transition Period, subject to plan terms and generally applicable policies of State Street.
(d)Subject to Paragraphs 2(d) and 2(f) below, the Executive shall be eligible to be considered by the Executive Compensation Committee of the State Street Corporation Board of Directors (the “ECC”) for an incentive compensation award for 2016 pursuant to the terms of State Street’s applicable incentive compensation program in effect for the 2016 compensation year (pro-rated for time employed by State Street during 2016). Incentive compensation awards in any and all events shall remain subject to and made in the sole discretion of the ECC (based on individual and corporate performance, role and such other factors as the ECC in its sole discretion takes into account). The Executive shall be eligible to receive the incentive compensation award after the end of 2016 in accordance with this paragraph whether or not he is, at the time of payout, currently employed (except, for the avoidance of doubt, if his termination is for gross misconduct, pursuant to Paragraph 1(e) below, or by the Executive for any reason, other than a material breach of this Agreement pursuant to Paragraph 2(f) below). For the avoidance of doubt, State Street agrees that the incentive compensation determination will reflect individual and corporate performance and other factors noted above including services provided for the remainder of the Executive’s employment without regard to the appointment of a successor Chief Financial Officer.
(e)State Street and the Executive may each end the Executive’s employment at any time and for any reason, upon notice to the other. State Street shall give 30 days’ advance notice before terminating the Executive’s employment; except that no advance notice shall be required where State Street determines in its sole discretion that the Executive’s employment is to be terminated for gross misconduct. For avoidance of all doubt, State Street’s discretion in this matter may not be arbitrary and must instead be reasonable based upon substantial evidence. As previously agreed by the Executive in his deferred incentive award agreements for 2015 incentive compensation, the Executive shall give 180 days’ advance notice before terminating his employment for any reason. During any period of notice, State Street may relieve the Executive of all or any part of his duties, but shall continue to provide the remuneration and, in the case where State Street has ended the Executive’s employment (other than, for the avoidance of doubt, for gross misconduct), incentive opportunity described in Paragraphs 1(c) and (d).
2.Separation, Final Compensation and Unvested Deferred Compensation.
(a)The Executive’s employment will end upon the effective date of termination pursuant to Paragraph 1(e) or March 31, 2017, whichever is earlier. The date the Executive’s employment ends will be the “Separation Date.”
(b) Effective as of the Separation Date, the Executive hereby irrevocably resigns from any and all offices, boards, committees and other positions and stations at State Street. The Executive will execute any documents reasonably required by State Street now or in the future to give effect to such resignations.
(c)On the next regular pay date following the Separation Date, the Executive will receive pay, for all work performed for State Street through the Separation Date, to the extent not previously paid, as determined in accordance with State Street policy and records. He will also receive pay for all unused and accrued vacation pay at that time.
(d)Any deferred compensation awards held by the Executive that had not vested as of the Separation Date (including any such awards made as part of an award of incentive compensation for 2016) shall continue to vest following the Separation Date, in accordance with and subject to the terms of the applicable incentive plan and award agreement, subject to the Executive’s employment not having been terminated by State Street for gross misconduct, as set forth above in Paragraph 1(e), or by the Executive for any reason (including where the Executive has provided the notice described in Paragraph 1(e) above) other than a material breach of this Agreement, as provided in Paragraph 2(f). Notwithstanding anything to the contrary in this Agreement, the parties agree that the mutual promises in this Agreement fully satisfy the parties’ mutual rights and obligations under the Summary of Employment Terms dated May 22, 2013 and signed by the Executive on May 23, 2013.
(e)In case State Street terminates the Executive’s employment for gross misconduct pursuant to Paragraph 1(e) or the Executive terminates his employment for any reason (including where Executive has provided the agreed-upon advance notice but excluding any termination by the Executive for a material breach of this Agreement by State Street), the portions of any such awards that had not vested as of the Separation Date shall expire and be of no further force and effect.
(f)In the event that State Street materially breaches one or more terms of this Agreement, the Executive may resign effective upon notice. A breach by State Street shall not be deemed material unless (1) the Executive has provided written notice of an actual material breach of this Agreement to Alison Quirk, Executive Vice President, Chief Human Resources and Chief Citizenship Officer of State Street and (2) 10 business days have elapsed following receipt of such notice without State Street curing the alleged breach in all material respects. Any such notice shall specifically state that the Executive believes that State Street has materially breached this Agreement and shall set out in reasonable detail the nature of such alleged breach.
(g)The Executive acknowledges that no other remuneration, except as set forth herein or as available to him in the ordinary course under any ERISA-protected benefit plans, is owed or will be paid to him following the Separation Date. Notwithstanding the foregoing, the Executive agrees that he will not be eligible for benefits under the State Street Corporation Severance Plan in connection with any termination of his employment.
3.Return of Property. The Executive agrees that, on or before the Separation Date, he will return to State Street all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to State Street’s business, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment, and all other property of State Street in his possession or control. The Executive further agrees that he will not access or attempt to access any State Street computer network or system after the Separation Date. The Executive further agrees that, on or before the Separation Date, he will provide State Street with any and all passwords necessary to enable

State Street to access any information which the Executive has password-protected on any of State Street’s computer equipment.

4.Public Statements.
(a)The Executive agrees that he shall not make any false, disparaging or derogatory statements to any media outlet (including, but not limited to, any Internet-based chat rooms, message boards, and/or web pages), industry groups, financial institutions, current or former employees, consultants, clients or customers of State Street regarding State Street or any of its directors, officers, employees, agents, or representatives, or about State Street’s business affairs and financial condition, nor will he, by his words or conduct, condone or encourage others who may make such statements.
(b)State Street agrees that it will not, in any authorized corporate communication, or any statement by its Chief Executive Officer or the Executive’s successor as Chief Financial Officer (following his or her appointment), make any false, disparaging, or derogatory statements to any media outlet (including, but not limited to, Internet-based chat rooms, message boards, and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of State Street regarding the Executive, nor will they, by their words or conduct, condone or encourage others who may make such statements.
5.Certain Limitations. Nothing in this Agreement or the Post-Employment Release prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. However, the Executive will take reasonable precautions to ensure that any confidential information that is disclosed to such authority is not made generally available to the public, including by informing such authority of the confidentiality of the same. The Executive also acknowledges that State Street believes that certain information Executive has learned in the course of his employment is protected from disclosure by operation of applicable privileges, including but not limited to the attorney-client privilege, attorney work product doctrine, the bank examiner’s privilege, and/or privileges applicable to information covered by the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Executive accordingly agrees that, in the event that he is asked to disclose information regarding State Street learned in the course of his employment that is not publicly available, to any third-party, including any governmental or regulatory authority, any information learned in the course of his employment, he agrees to notify and confer with State Street promptly and to give State Street an opportunity to assert appropriate objections to the disclosure of such information and he further agrees to cooperate reasonably with State Street in respect of making such assertion. State Street does not waive any applicable privileges or the right to continue to protect its and their privileged attorney-client information, attorney work product, and other privileged information.

6.Miscellaneous.
(a)More than one copy of this Agreement may be signed, each of which when signed will be deemed an original.
(b)This Agreement constitutes the complete understanding and agreement between the parties to this Agreement with respect to the remainder of the Executive’s employment and its termination, and supersedes and cancels all previous oral and written negotiations, agreements, and representations regarding such matters. However, the Executive’s rights and obligations under the Summary of Employment Terms dated May 23, 2013 and signed by the Executive on May 23, 2013, the Employment Agreement dated as of June 17, 2013 (as amended on March 26, 2014), the Indemnification Agreement with State Street Corporation dated as of June 17, 2013 and the Indemnification Agreement with State

Street Bank and Trust Company dated as of June 17, 2013 and any deferred compensation award agreement that may have previously been executed by the Executive (including, without limitation, restrictive covenants therein), shall remain in effect according to their terms.
(c)This Agreement may only be amended, modified or waived by a writing signed by individuals duly authorized to do so.
(d)This Agreement shall inure to the benefit of and be binding upon the parties’ successors and assigns, executors and administrators, as the case may be.
(e)All payments to the Executive and all benefits, entitlements and accruals of the Executive under this Agreement or under any other State Street plan or program (whether or not expressly mentioned in this Agreement) are conditioned upon the payment by the Executive of the employee’s portion of applicable required tax withholdings. State Street may reduce any cash payments by the amount of any such applicable tax withholdings, including without limitation any such applicable tax withholdings with respect to any taxable non-cash benefits or payments.
(f)This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts. If any case or controversy arises under this Agreement, such case or controversy will be resolved exclusively in a court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereby agrees to submit to each such court’s jurisdiction.
(g)If any provisions of this Agreement shall be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining terms will not be affected thereby, and said illegal or invalid term will be deemed not to be part of this Agreement.
(h)No delay or omission by State Street in exercising any right under this Agreement or its attachments shall operate as a waiver of that or any other right. A waiver or consent given by State Street on any one occasion shall be effective only in that instance, and shall not be construed as a bar or waiver of any right on any other occasion.
(i)The headings of this Agreement are for convenience of reference only, and will not affect the construction of any provision hereof.
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The Executive may consider this Agreement for up to 21 days from the date he first receives it. During the 7-day period after he executes it, the Executive may revoke his acceptance of this Agreement by a written revocation, sent to Alison A. Quirk, Executive Vice President, Chief Human Resources and Chief Citizenship Officer of State Street, not later than the expiration of such 7-day period.

The Agreement shall take effect as a legally-binding agreement between the parties upon the expiration of that 7-day period if no such written revocation is received.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
STATE STREET BANK AND TRUST COMPANY
/s/ Michael W. Bell	By: /s/ Alison A. Quirk
Michael W. Bell	Alison A. Quirk